SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 10, 2002

APPLIED MICRO CIRCUITS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-23193	94-2586591
(Commission File Number)	(IRS Employer Identification No.)

6290 Sequence Drive
San Diego, California 92121
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (858) 450-9333

Item 5. Other Events.

On December 10, 2002, the registrant entered into a three-year employment agreement with its Chairman of the Board, President and Chief Executive Officer, David M. Rickey. Under the terms of the employment agreement, Mr. Rickey has agreed to continue in the employ of the registrant in the positions that he currently occupies. He will continue at his current annual salary of $350,000 subject to adjustment by the compensation committee of the registrant’s board of directors. The registrant agreed to grant to Mr. Rickey an option to purchase 2,440,000 shares of its common stock on the effective date of the employment agreement. The option has an exercise price equal to $4.08 per share, the fair market value of the registrant’s common stock on the date of grant. The registrant has also agreed to grant to Mr. Rickey an option to purchase 560,000 shares of common stock on April 1, 2003. The exercise price of that option will be the fair market value of the common stock on April 1, 2003. The two options are designed to vest at the combined rate of 62,500 shares each month commencing January 1, 2003 until December 1, 2005, on which date the balance of the unvested shares will vest and become exercisable. The employment agreement provides that these two options are intended to be the only options granted to Mr. Rickey by the registrant during the next three years. Combined the two options represent less than 1% of the registrant’s fully diluted shares of common stock.

Mr. Rickey filed a Form 4 reporting the initial option grant on December 12, 2002 and will file an additional Form 4 to report the second option grant at the time of grant.

The registrant hereby incorporates by reference the contents of the employment agreement filed as Exhibit 99.1 to this report.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

99.1	Employment Agreement dated December 10, 2002, between the registrant and David M. Rickey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED MICRO CIRCUITS CORPORATION

Date: December 12, 2002	By:	/s/ WILLIAM E. BENDUSH
William E. Bendush Senior Vice President, Finance and Administration, and Chief Financial Officer

INDEX TO EXHIBITS

99.1	Employment Agreement dated December 10, 2002, between the registrant and David M. Rickey.